Exhibit 10.1

February 28, 2007

Mark R. Stier
50 Ethelbert Place,
Ridgewood, NJ 07450

Dear Mark:

I am pleased to present this offer letter of employment with Keryx Biopharmaceuticals, Inc. (the “Corporation”) pursuant to which you will become the Vice President and Chief Accounting Officer (the “CAO”) under the terms and conditions described below:

1.
You will report directly to the Chief Financial Officer of the Corporation (the “CFO”) and you will have primary responsibility for managing all activities of general accounting functions, with overall responsibility for SEC reporting, accounting, tax, and external audit compliance functions. You will also be responsible for overseeing the financial and accounting system controls and processes to ensure timely financial reporting that adheres to Generally Accepted Accounting Principles ("GAAP"), SEC reporting, Sarbanes Oxley compliance and local statutory reporting requirements. You agree to devote your entire business time and attention to the performance of your employment duties to the Corporation except as otherwise agreed in advance in writing by the Corporation.

2.
You will receive a base salary of $275,000 per annum. In addition to the base salary, you will be eligible to receive an annual performance-based bonus of up to 50% of your annual base salary, payable only if you are employed by the Corporation at the time such bonus is paid. The annual performance-based bonus will be based upon annual target performance objectives to be agreed upon by you and the CFO and CEO on or before December 15 immediately preceding the fiscal year for which the performance bonus shall be applicable. For 2007, you shall be eligible for the full potential bonus.

3.
You will also receive an initial option grant of 100,000 options vesting over four years, with the first one-quarter vesting on the first anniversary of the Date of employment and thereafter the options shall vest in equal quarterly installments through the fourth anniversary of the date of employment. Your options will be granted pursuant to an executive incentive plan and shall be issued on the effective date of your employment with the Corporation, or as soon as possible thereafter, and your options will be priced at the fair market value of the common stock on the date of grant. In addition, on an annual basis you shall be eligible for additional stock option grants of up to 25% of your initial grant (e.g. up to 25,000) based on the achievement of corporate level G&Os, which will form the basis of your bonus calculation.

4.
For calendar year beginning January 1, 2007, you shall be entitled to fifteen (15) business days of leave, thereafter you shall be entitled to twenty (20) business days of leave per calendar year. Any leave not taken in a particular calendar year will be forfeited and not carried forward into the next calendar year. In addition, you shall be entitled to those holidays set forth, from time to time, by the Company.

5.	Your start date shall be March 19, 2006.

6.
Either party may terminate your employment with the Corporation without cause and without Good Reason at any time upon ninety (90) days’ notice, provided, however that if such termination occurs without cause or good reason in the first twelve (12) months following the Effective Date, the Corporation shall pay your full salary and benefits (excluding bonus) until the first anniversary of the Effective Date. The Corporation shall have the right, in its sole discretion, to require you to continue working for the Corporation during the notice period. If you are terminated by the Corporation in the event of a change in control, all your options will become immediately vested and they shall remain exercisable until the earlier of: (i) 2 years following such termination and (ii) for the full term of such Options. If you are terminated in connection with a “qualified” change in control, then you shall also receive your base salary for one year (paid in a lump sum at the time of termination). A qualified change in control shall mean a “change in control”, which places a value on the Corporation of in excess of $1.5 billion.

7.
The Corporation shall make available to you and your dependents such health benefits as the Corporation makes generally available to its other employees. The Corporation shall reimburse you for all reasonable business expenses incurred by you, including, without limitation, professional fees associated with maintaining your professional accounting credentials (e.g. registration fees, CPE costs, AICPA membership)

8.
Your employment will be governed by the Corporation’s Personnel Policies and Procedures handbook and ADP TotalSource’s Basic Employment Policies and such other corporate policies as are from time to time implemented including without limitations the Corporation’s insider trading policies and code of conduct and ethics. In addition, as a condition to your employment, you will be required to execute the Corporation’s standard Proprietary Information and Inventions Agreement.

Mark, I very much look forward to working together. Please sign one copy and return to me. Keep the other copy for your records.

Very truly yours, /s/ Michael S. Weiss Michael S. Weiss Chairman & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Mark R. Stier
February 28, 2007

Addendum to Offer Letter of Employment

March 23, 2007

Mark R. Stier
50 Ethelbert Place,
Ridgewood, NJ 07450

Dear Mark:

This addendum to your offer letter of employment between you and Keryx Biopharmaceuticals, Inc. (the “Corporation”), dated February 28, 2007, hereby confirms that the Compensation Committee of the Corporation’s Board of Directors (the “Committee”), appointed you as the Corporation’s Chief Accounting Officer effective today, March 23, 2007 (the “Effective Date”). Accordingly, the Committee approved your initial option grant of 100,000 options, at an exercise price of $11.11, which represents the fair market value of the Corporation’s common stock as of the date of grant, vesting over four years, with the first one-quarter vesting on the first anniversary of the Effective Date, pursuant to an inducement plan, a copy of which is attached.

In addition, pursuant to your offer letter of employment, the following terms, which are applicable only for the first twelve months of your employment, are defined as follows:

Cause
“Cause” for termination by the Company shall mean: (a) a material breach of your obligations pursuant to your offer letter dated February 28, 2007, or this addendum thereto; (b) a material breach by you of any other provision of this offer letter of employment, which is not cured by you within fifteen (15) days after receiving notice thereof from the Corporation containing a description of the breach or breaches alleged to have occurred; (c) the habitual neglect or gross failure by you to adequately perform the duties of your position; (d) any act of moral turpitude or criminal action connected to your employment with the Corporation or your place of employment; or (e) your repetitive refusal to comply with or your violation of lawful instructions of the Chief Executive Officer, Chief Financial Officer or the Board of Directors, unless cured within fifteen (15) days after receiving notice thereof.

Good Reason
“Good Reason” for you to resign shall mean: (A) a material diminution in your duties, or the assignment to you of duties materially inconsistent with your authority, responsibilities and reporting requirements as set forth in your offer letter of employment; or (B) a material breach by the Corporation of its obligations to you under the terms of this offer letter of employment. Anything hereinabove to the contrary notwithstanding, in the event you elect to terminate your employment for Good Reason, you agree to provide the Corporation with thirty (30) days prior written notice of your intent to leave the Corporation and the alleged condition or breach constituting Good Reason. In the event the Corporation cures such condition or breach within thirty (30) days following receipt of such notice, any such termination based on such alleged breach or condition shall not be considered a termination by you for Good Reason.

Mark, I very much look forward to working together. Please sign one copy and return to me. Keep the other copy for your records.

Very truly yours, /s/ Michael S. Weiss Michael S. Weiss Chairman & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Mark R. Stier
March 23, 2007